Execution Copy

SHARE PURCHASE AGREEMENT

among

PETRO VISTA ENERGY CORP.

and

PETRO VISTA ENERGY HOLDINGS (BARBADOS) CORP.

and

DEEP CORE INC.

Dated for reference May 4, 2012

SOLICITORS McCULLOUGH O'CONNOR IRWIN LLP

{4272-006/00679375.DOC.6}

TABLE OF CONTENTS

SHARE PURCHASE AGREEMENT

THIS AGREEMENT made the 4th day of May, 2012

BETWEEN:

PETRO VISTA ENERGY HOLDINGS (BARBADOS) CORP.
c/o Petro Vista Energy Corp., Suite #800 - 789 West Pender Street,
Vancouver, British Columbia, V6C 1H2, Canada

(the "**Vendor**")

AND:

DEEP CORE INC.
P.O BOX 77644, San Francisco, California 94107
USA

(the "**Purchaser**")

AND:

PETRO VISTA ENERGY CORP.,
Suite #800 - 789 West Pender Street, Vancouver,
British Columbia, V6C 1H2, Canada

("**PVC**")

WHEREAS:

A. The Vendor is and will at Closing be the registered and beneficial owners of all of the issued and outstanding shares in the capital of Petro Vista Energy Colombia (Barbados) Corp. ("**PV Colombia**");

B. PV Colombia holds a twenty-five percent (25%) participating interest (the "**Participating Interest**") in the La Maye Hydrocarbon Exploration and Production Contract No. 5 of 2008 (the "**La Maye Contract**") made April 9, 2008 between the National Hydrocarbon Agency ("**ANH**") and New Horizon Exploration, Inc. ("**New Horizon**");

C. PV Colombia is the vendor under a share purchase agreement (the "**Petropuli SPA**") for the sale to the Purchaser of all of the issued and outstanding shares of Petropuli S.A.S.; and

D. The Purchaser desires to acquire, directly or indirectly, all of the issued and outstanding shares of PV Colombia from the Vendor on the terms and conditions set forth.

NOW THEREFORE this Agreement witnesseth that in consideration of the premises contained herein, the parties agree as follows:

1. INTERPRETATION

1.1 Definitions

Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and phrases shall have the respective meanings ascribed to them as follows:

"**Affiliate**" means an affiliated body corporate, provided that, for the purposes of this Agreement, one body corporate is affiliated with another body corporate if one of them is the subsidiary, whether directly or indirectly, of the other or both are subsidiaries, whether directly or indirectly, of the same body corporate or each of them is controlled by the same person.

"**Agreement**" means this share purchase agreement and any instrument amending this Agreement as referred to in Section 13.8; "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to a particular article or section; and the expression "**Article**" or "**Section**" followed by a number means and refers to the specified article or section of this Agreement.

"**ANH**" means the National Hydrocarbon Agency (Colombia).

"**Business**" means the business currently carried on by PV Colombia which is to hold the Participating Interest.

"**Business Day**" means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Vancouver, Canada and in the City of Bogota, Colombia are not open for business during normal banking hours.

"**Closing**" means the completion of the transactions herein contemplated, including the sale to and purchase by the Purchaser of the Purchased Share hereunder as herein contemplated.

"**Closing Date**" means that date that is five (5) Business Days following the execution of this Agreement by all Parties, or such later date as may be agreed upon by the Vendor and the Purchaser as the date on which the Closing shall take place.

"**Debt Instrument**" means any bond, debenture, promissory note or other instrument evidencing indebtedness for borrowed money or other liability.

"**Encumbrance**" means any mortgage, charge, easement, encroachment, lien, adverse claim, assignment by way of security, security interest, servitude, pledge, hypothecation, conditional sale agreement, security agreement, title retention agreement, financing statement or other encumbrance.

"**Escrowed Funds**" has the meaning attributed to that term in the Petropuli SPA.

"Financial Statements" means the draft, management prepared, financial statements of PV Colombia as at December 31, 2011 consisting of the balance sheets of PV Colombia and the accompanying statements of operations and retained earnings / deficit for the three month period ended December 31, 2011, to be provided in accordance with Section 8.1(a).

"Guarantee" means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person.

"Interested Person" means any present or former officer, director, shareholder, employee, consultant or advisor of or to PV Colombia or any Person with which the Vendor or any of the foregoing does not deal at arm's length.

"La Maye Contract" means Hydrocarbon Exploration and Production Contract No. 5 of 2008 made April 9, 2008 between the ANH and New Horizon.

"La Maye JOA" means the joint operating agreement for the La Maye Contract made July 7, 2008 between New Horizon and PV Colombia.

"Legal Proceeding" means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same.

"Losses" means, in respect of any matter, all losses, liabilities, claims, costs, damages, expenses, charges, fines, penalties, interest charges, assessments or other liabilities whatsoever (including legal fees and disbursements on a solicitor and client basis and fees and disbursements of experts) arising out of, resulting from, attributable to or connected with such matter.

"New Horizon" means New Horizon Exploration, Inc.

"ordinary course", when used in relation to the conduct of the Business by PV Colombia, means any transaction which constitutes an ordinary day-to-day business activity, conducted in a commercially reasonable and businesslike manner, having no unusual or special features.

"Participation Agreement" means the agreement made July 7, 2008 between New Horizon and PV Colombia pursuant to which PV Colombia acquired the Participating Interest.

"PVC" means Petro Vista Energy Corp.

"PV Colombia" means Petro Vista Energy Colombia (Barbados) Corp.

"PV Colombia Shares" means common shares with no par value in the capital of PV Colombia.

"PVC Guarantee" means the parent company guarantee made by PVC in respect of certain obligations of PV Colombia, its wholly owned subsidiary, arising from the Petropuli SPA.

"Participating Interest" means the twenty-five percent (25%) participating interest held by PV Colombia in the La Maye Contract.

3/20

"Person" means any individual, corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association and any Tribunal; and pronouns have a similar extended meaning.

"Petropuli SPA" means the share purchase agreement, dated for reference December 6, 2011, as amended by amending agreements made December 16, 2011, January 20, 2012 and January 27, 2012, by and among PV Colombia, PVC and the Purchaser.

"Purchased Share" means the one (sole) issued and outstanding PV Colombia Share at Closing.

"Purchase Price" means the purchase price payable by the Purchaser to the Vendor for the Purchased Share provided for in Article 4.

"Release and Indemnification" means the form of release and indemnification attached hereto as Schedule 6.

"Seller Group" means the Vendor and/or its Affiliates, other than PV Colombia.

"Subsidiary" means any corporation of which shares, to which are attached more than 50% of the voting rights ordinarily exercisable at meetings of the shareholders of such corporation (including shares which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing), are beneficially owned, directly or indirectly, by a corporation.

"Taxes" means all taxes payable under any applicable Tax Legislation, including, without limitation, income taxes, excise taxes, sales taxes, goods and services taxes, value added taxes, transfer taxes, property taxes, capital taxes, import and customs duties and other governmental charges and assessments, and includes additions by way of penalties, interest, fines and other amounts with respect thereto.

"Tax Legislation" means the applicable tax legislation of Colombia and Barbados and the corresponding statute law, case law, rules, regulations, interpretation bulletins and releases, orders and decrees of any other jurisdiction, domestic or foreign.

"Tax Returns" means all tax returns required to be filed under the provisions of any applicable Tax Legislation and any tax forms required to be filed, whether in connection with a Tax Return or not, under the provisions of any applicable Tax Legislation.

"Time of Closing" means such time on the Closing Date as the parties may agree as the time at which the Closing shall take place.

"Tribunal" means:

(a) any court (including a court of equity);

(b) any federal, provincial, state, county, municipal or other government or governmental department, ministry, commission, board, bureau, agency or instrumentality;

(c) any securities commission, stock exchange or other regulatory or self-regulatory body;

(d) any arbitrator or arbitration tribunal; and

(e) any other tribunal;

whether domestic or foreign.

"Turnkey Drilling Contract" means the agreement made May 28, 2008 between New Horizon and TOC Ltd. providing for a fixed price for certain drilling operations under the La Maye Contract.

1.2 Gender and Number

In this Agreement words importing a specific gender include all genders and words importing the singular include the plural and vice versa.

1.3 Currency

Unless otherwise indicated all dollar amounts referred to in this Agreement, including the symbol "$", refer to lawful money of the United States of America.

1.4 Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles such reference shall be deemed to be accounting policies generally accepted in the Netherlands, applicable as at the date on which such principles are applied.

1.5 Headings

The division of this Agreement into Articles and Sections and the use of a table of contents and headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

5/26

2. SCHEDULES

2.1 Description of Schedules

The following are the Schedules attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule 1	-	Financial Statements
Schedule 2	-	Share Capital of PV Colombia
Schedule 3	-	Directors and Shareholders of PV Colombia
Schedule 4	-	Calculation of Holdback under Petropuli SPA
Schedule 5	-	Principal Assets and Liabilities of PV Colombia
Schedule 6	-	Form of Release and Indemnification
Schedule 7	-	Banking Information
Schedule 8	-	Form of Notice of Change of Control

3. AGREEMENT OF PURCHASE AND SALE

3.1 Agreement of Purchase and Sale

On and subject to the terms and conditions of this Agreement, at the Time of Closing the Vendor shall sell, transfer and convey to the Purchaser and the Purchaser shall purchase from the Vendor the Purchased Share, which shall be free and clear of all Encumbrances of any kind whatsoever, for an amount equal to the Purchase Price.

3.2 Release of Escrow Funds

In further consideration of the Purchase Price, and the terms and conditions of this Agreement, PVC agrees that it will cause PV Colombia to, concurrent with the Closing, authorize the release (the **"Escrow Release"**) of the Escrowed Funds under the Petropuli SPA to the Purchaser.

4. PURCHASE PRICE

4.1 Amount of Purchase Price

The gross Purchase Price payable by the Purchaser to the Vendor for the Purchased Share is the sum of US$1.00 and the additional consideration set forth in Section 4.3 below.

4.2 Payment of Purchase Price

The Purchase Price shall be payable and satisfied in cash at the Time of Closing.

4.3 Additional Consideration of Purchaser

In consideration for the Escrow Release and for PVC causing the Vendor, its wholly owned subsidiary, to effect the transactions contemplated by this Agreement, the Purchaser agrees that concurrent with the Closing it will:

(a) release PVC, its directors, officers, employees, agents, consultants and their assigns, from all of its ongoing obligations under the Petropuli SPA including, but not limited to:

(i) the obligations of PVC to the Purchaser pursuant to the PVC Guarantee (the "**Guarantee Release**"); and

(ii) any additional or further liabilities of PVC under the Petropuli SPA;

and will, at Closing, deliver a signed copy of the form of release and indemnification (the "**Release and Indemnification**") attached as Schedule 6;

(b) release and pay to PVC (the "**Holdback Release**") the sum of $75,000, being the amount of the holdback agreed among the Purchaser, the Vendor and PVC pursuant to the Petropuli SPA, as calculated and described in Schedule 4, as full and final payment of the Purchaser's payment obligations, including the purchase price, under the Petropuli SPA; and

(c) assume the balance of the acquisition costs associated with the Participating Interest.

5. REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions herein contemplated:

5.1 Ownership of Purchased Share

The Vendor is, and will be at the Closing Date, the sole, full and absolute legal and beneficial owner of the Purchased Share, that such share is fully paid and non-assessable, is free and clear of all Encumbrances, other than Permitted Encumbrances, including without limitation, options and pre-emptive and other rights of acquisition, in favour of any Person, whether conditional or absolute.

5.2 Due Authorization

The execution and delivery of this Agreement by the Vendor and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary action on behalf of the Vendor.

5.3 Incorporation and Organization of PV Colombia

PV Colombia is a company duly incorporated and validly subsisting under the laws of Barbados with its registered office located at Hampton Chambers, Hampton House, Erdiston Hill, St. Michael, Barbados. No proceedings have been instituted or are pending for the dissolution or liquidation of PV Colombia. No amendments to the articles of incorporation of PV Colombia have been filed or authorized by the shareholders of the Vendor since February 26, 2008, its date of incorporation.

5.4 Qualification of PV Colombia to do Business

PV Colombia has the necessary corporate power, authority and capacity to carry on the Business as now being conducted by it.

5.5 Share Capital of PV Colombia

The authorized and issued share capital of PV Colombia is as set forth in Schedule 2, and the sole issued and outstanding share has been duly and validly allotted and issued and is outstanding as a fully paid and non-assessable share.

5.6 Subsidiaries

PV Colombia:

(a) has no Subsidiaries and does not own any shares in the capital of any other corporation;

(b) has a 100% owned Colombian branch office; and

(c) has not agreed or become bound to acquire any Subsidiary nor has it agreed or become bound to acquire any shares in the capital of any other corporation.

5.7 Options

Other than certain rights of first refusal and change of control provisions contained in the La Maye JOA, no Person, other than the Purchaser under this Agreement (or as otherwise disclosed in this Agreement), has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Vendor of any shares or other securities of PV Colombia.

5.8 Issue of Shares or Other Securities

No Person has any agreement or option or any right capable of becoming an agreement or option, including any convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription or issuance of any unissued shares or other securities of PV Colombia.

8/28

5.9 Financial Statements

The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those of previous years and, to the best of the knowledge of the Vendor, present fairly:

(a) all the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of PV Colombia as at December 31, 2011; and

(b) the revenues, earnings and results of operations of PV Colombia for the three month period ended December 31, 2011.

5.10 Business Carried on in Ordinary Course

The Business has been carried on in the ordinary course since December 31, 2011, and since December 31, 2011, to the best of the knowledge of the Vendor:

(a) there has been no change in the Business, operations, affairs, prospects or condition (financial or otherwise) of PV Colombia, except for changes occurring in the ordinary course and which, in the aggregate, have not materially adversely affected and could not reasonably be expected to materially adversely affect the Business, operations, affairs, prospects or condition (financial or otherwise) of PV Colombia;

(b) PV Colombia has not waived, and has not agreed or become bound to waive, any right of material value or entered into any commitment or transaction not in the ordinary course of business; and

(c) PV Colombia has not created, or has agreed or become bound to create, or has permitted the creation of, any Encumbrance on any of its property or assets.

5.11 Minute Books and Corporate Records

The minute and record books of PV Colombia contain complete and accurate minutes of all meetings of, and copies of all resolutions passed by, the directors and shareholders of PV Colombia since its incorporation. All such meetings were duly called and held and all such resolutions were duly passed or enacted. The share certificate books, registers of shareholders, registers of transfers, registers of directors, registers of holders of Debt Instruments and other corporate registers of PV Colombia comply with the provisions of applicable law and are complete and accurate in all material respects. PV Colombia is not a party to or bound by or subject to any shareholder agreement or unanimous shareholder agreement governing the affairs of PV Colombia or the relationships, rights and duties of shareholders. Schedule 3 sets out the name of each director and shareholder of record of PV Colombia.

5.12 Accuracy of Books and Records

To the best of the knowledge of the Vendor, the books and records, accounting, financial and otherwise, of PV Colombia fairly and correctly set out and disclose in all material

respects the financial position of PV Colombia as at the date hereof and all material financial transactions of PV Colombia have been accurately recorded in such books and records in conformity with generally accepted accounting principles. All records, systems, controls, data or information relating to the Vendor or to the Business are in the full possession and control of and are owned exclusively by the Vendor.

5.13 Guarantees

PV Colombia is not a party to or bound by or subject to any Guarantee.

5.14 Dividends

PV Colombia has not declared or paid any dividend or any other distribution (whether out of capital or surplus or otherwise) on any of its outstanding securities and has not redeemed, purchased or otherwise acquired any of its outstanding securities or has agreed or become bound to do so.

5.15 Interested Persons

Since December 31, 2011, no payment has been made or authorized by PV Colombia to or for the benefit of any Interested Person except in the ordinary course of business and at the regular rate payable as management or other fees, inter-company loans, the reimbursement of expenses incurred on behalf of the Vendor or otherwise.

PV Colombia:

(a) is not a party to or bound by or subject to any material agreement, contract or commitment with any Interested Person; or

(b) does not have any loan or indebtedness outstanding (except for obligations incurred in the ordinary course of business with respect to management or other fees, the reimbursement of expenses incurred on behalf of PV Colombia or otherwise) to any Interested Person.

5.16 Capital Expenditures

Since December 31, 2011, no capital expenditure has been made or authorized by PV Colombia except in the ordinary course of business.

5.17 Employment Matters

PV Colombia has not had, since the date of its incorporation, and does not currently have, any employees.

5.18 Debt and Debt Instruments

Except as disclosed in Schedule 5 and in Section 5.30 of this Agreement, PV Colombia has no long or short term debt outstanding.

10/24

5.19 Real Property

PV Colombia does not own or have any interest in, nor is it a party to or bound by or subject to any agreement, contract or commitment, or any option to purchase any real or immoveable property.

5.20 Leases and Leased Property

PV Colombia is not a party to or bound by or subject to nor has PV Colombia agreed or become bound to enter into any real or personal property lease or other right of occupancy relating to real property, whether as lessor or lessee.

5.21 Personal Property

PV Colombia has not had, since the date of its incorporation, and does not currently have, any personal property or assets other than those disclosed in Schedule 5.

5.22 Material Contracts

Other than:

(a) the Petropuli SPA;

(b) the La Maye Contract;

(c) the La Maye JOA;

(d) the Participation Agreement; and

(e) the Turnkey Drilling Contract;

PV Colombia is not a party to or bound by or subject to any material agreement, contract or commitment, written or oral, of any nature or kind.

5.23 Status of Agreements

To the best of the knowledge of the Vendor, the Petropuli SPA is valid and subsisting and in good standing, there is no default thereunder by PV Colombia and there are no facts which, after notice or lapse of time or both, would constitute such a default except to the extent same would not have a material adverse effect on PV Colombia. PV Colombia is entitled to all rights and benefits thereunder except to the extent same would not have a material adverse effect on PV Colombia.

5.24 Legal Proceedings

There are no Legal Proceeding (whether or not purportedly on behalf of PV Colombia) in progress, or to the knowledge of the Vendor pending, threatened against or affecting PV Colombia at law or in equity or before or by any Tribunal except to the extent same would not have a material adverse effect on PV Colombia. To the best of the knowledge and

11/24

belief of the Vendor, there are no grounds on which any such Legal Proceeding might be commenced with any reasonable likelihood of success.

5.25 Banking Information

Except as disclosed in Schedule 7, PV Colombia has no accounts, money on deposit or safety deposit boxes at any bank, trust company or other similar institution.

5.26 Tax Matters

(a) *Taxes and Tax Returns*

PV Colombia has duly filed in the prescribed manner and within the prescribed time all Tax Returns required to be filed by it for the fiscal years ended September 30, 2008, 2009 and 2010 in Barbados and for its Colombian operations for the fiscal year ended December 31, 2008, 2009 and 2010. To the knowledge of the Vendor, all such Tax Returns are true, correct and complete in all material respects and PV Colombia has made complete and accurate disclosure in such Tax Returns and in all materials accompanying such Tax Returns. There were no Taxes shown on such Tax Returns as being due and payable.

(b) *Liabilities for Taxes*

The Financial Statements fully reflect accrued liabilities for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed except for any tax liability that may be due upon preparation of a Barbados tax return for the fiscal year ended September 30, 2011 and a Colombian tax return for the fiscal year ended December 31, 2011. There is no Legal Proceeding or assessment, reassessment or request for information in progress, or to the knowledge of the Vendor pending or threatened against or affecting PV Colombia in respect of Taxes nor are any issues under discussion with any taxing authority relating to any matters which could result in claims for additional Taxes.

(c) *Waivers*

There are no agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by PV Colombia.

(d) *Withholding and Instalments*

PV Colombia has withheld from each payment made by it the amount of all Taxes and other deductions required under any applicable Tax Legislation to be withheld therefrom and has paid all such amounts withheld and all instalments of Taxes due and payable before the date hereof to the relevant taxing or other authority within the time prescribed under any applicable Tax Legislation.

12/28

5.27 Accounts Receivable

The accounts receivable recorded on the books of PV Colombia have arisen in the ordinary course of the Business, are bona fide and good and collectible in the ordinary course as per the terms of sale subject to any amounts receivable that have previously been written off and to any allowance for doubtful amounts without any set-off or counterclaim.

5.28 Compliance with Applicable Laws

PV Colombia has conducted and is conducting the Business in compliance with all applicable laws, rules and regulations of each jurisdiction, domestic or foreign, in which the Business is carried on, is not in breach of any of such laws, rules, policies, guidelines or regulations, and is duly licenced or registered in each jurisdiction in which it owns or leases its property and assets or carries on the Business.

5.29 Environmental Liabilities

To the knowledge of the Vendor, there are no environmental liabilities that would have a material adverse effect of PV Colombia.

5.30 Liabilities

There are no liabilities of PV Colombia of any kind (whether accrued, absolute, contingent or otherwise) existing on the date hereof except for:

(a) liabilities (including liabilities for unpaid Taxes) disclosed on, reflected in or provided for in the Financial Statements;

(b) potential liabilities owing under the La Maye JOA, including, but not limited to, a disputed liability in the amount of US$1,249,937, which liabilities have not been acknowledged by PV Colombia as being owing and which are in dispute;

(c) liabilities disclosed or referred to in Schedule 5 to this Agreement; and

(d) liabilities incurred in the ordinary course of business and attributable to the period since December 31, 2011, none of which are materially adverse to the Business, operations, affairs, prospects or condition (financial or otherwise) of PV Colombia.

5.31 Commitments for Purchases or Sales at Losses

PV Colombia has no agreement, contract or commitment for purchases or sales of its products or services at prices involving material prospective losses.

5.32 Conflicting Instruments

The entering into of this Agreement by the parties hereto and the completion of the transactions herein contemplated do not and will not conflict with or result in the breach or

13/28

violation of any of the terms and provisions of (i) the Articles of Incorporation of the Vendor or PV Colombia, (ii) subject to obtaining any consent, approval, permit or acknowledgement which may be required thereunder in connection with the completion of the transactions herein contemplated, any licence or registration or any agreement, contract or commitment, written or oral, which the Vendor or PV Colombia is a party to or bound by or subject to, or (iii) any law or regulation, domestic or foreign, or any judgement, decree, injunction, ruling, order or award of any Tribunal except to the extent same would prevent completion of such transactions or would have a material adverse effect on the Vendor or PV Colombia.

5.33 Disclosure

To the best of the knowledge of the Vendor, the representations and warranties of each of the Vendor and PV Colombia contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to a prospective purchaser of the Purchased Share.

6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on such representations and warranties in connection with the transactions herein contemplated.

6.1 Incorporation, Organization and Authority of the Purchaser, Due Authorization of Agreement and Enforceability of Obligations

The Purchaser is a corporation duly incorporated or continued and subsisting under the laws of Barbados. The Purchaser has the necessary corporate power, authority and capacity to enter into this Agreement, to purchase the Purchased Share from the Vendor as herein contemplated and to perform its other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on behalf of the Purchaser and this Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

6.2 Conflicting Instruments

The entering into of this Agreement by the Purchaser and the performance of its obligations hereunder do not and will not conflict with or result in the breach or violation of (i) the constating documents of the Purchaser, or (ii) any license or registration or any agreement, contract or commitment, written or oral, which the Purchaser or any of its subsidiaries is a party to or bound by or subject to, or (iii) any law or regulation, domestic or foreign, or any judgement, decree, injunction, ruling, order or award of any Tribunal except to the extent same would prevent completion of such transactions or would have a material adverse effect on the Purchaser.

(2)
14/28

6.3 Disclosure

The representations and warranties of the Purchaser contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in such representations and warranties not misleading to a prospective vendor of the Purchased Share.

6.4 Knowledge of Matters Generally

The Purchaser does not have any information or knowledge of any other facts relating to the Purchaser which, if known to the Vendor, might reasonably be expected to deter the Vendor from entering into this Agreement and completing the transactions herein contemplated.

7. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1 Survival of Representations and Warranties of the Vendor

The representations and warranties of the Vendor contained in this Agreement and in any agreement, certificate, or other document delivered or given pursuant to this Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser provided, however, that no claim in respect thereof shall be valid unless it is made within a period of one (1) year from the Closing Date.

7.2 Survival of Representations and Warranties of the Purchaser

The representations and warranties of the Purchaser contained in this Agreement and in any agreement, certificate, or other document delivered or given pursuant to this Agreement (except in respect of a breach thereof which has been disclosed in writing to the Vendor prior to the Time of Closing) shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of the Vendor with respect thereto, shall continue in full force and effect for the benefit the Vendor provided, however, that no claim in respect thereof shall be valid unless it is made within a period of one (1) year from the Closing Date.

8. COVENANTS OF THE VENDOR

8.1 Covenants of the Vendor

The Vendor hereby covenants and agrees with the Purchaser as follows:

(a) *Conduct of the Business*

Between the date hereof and the Time of Closing:

15/28

(i) the Vendor shall use its commercially reasonable efforts to cause PV Colombia to carry on the Business in the ordinary course (except as may be otherwise required or contemplated by the provisions of this Agreement, including this Section); and

(ii) the Vendor shall ensure that PV Colombia (except as may be otherwise required or contemplated by the provisions of this Agreement, including this Section and the Schedules hereto) shall not, without the prior written consent of the Purchaser:

(A) become a party to or bound by or subject to any new agreement, contract or commitment with any Interested Person or amend or concur in the amendment of any such existing agreement, contract or commitment;

(B) make or authorize any capital expenditure except in the ordinary course of business and the aggregate cost of all such capital expenditures shall not exceed $50,000;

(C) take any step to dissolve, wind-up or otherwise affect its continuing corporate existence or amalgamate or merge with any Person or amend its Articles of Incorporation or by-laws;

(D) make any loan to or investment in any Person;

(E) become a party to or bound by or subject to any new Debt Instrument. become a party to or bound by or subject to any Guarantee;

(F) declare or pay any dividend or other distribution (whether out of capital or surplus or otherwise) on any of its outstanding securities or redeem, purchase or otherwise acquire any of its outstanding securities;

(G) purchase, sell or lease any property or assets other than in the ordinary course of business;

(H) cancel, waive or vary the terms of any debt owing to or any claim or right of PV Colombia;

(I) issue any shares or other securities or make any change in the number or class of shares or to any of the rights attached to any issued or unissued shares of its capital stock or grant, issue or make any option, warrant, subscription, convertible security or other right or commitment to purchase or acquire any shares of its capital stock or other securities;

16/26

(J) incur any obligation or liability except in the ordinary course of business or make, authorize or accept any early payment of any existing obligation or liability; or

(K) create or permit the creation of any new Encumbrance on any of its property or assets (except for any lien for unpaid Taxes not yet due) or amend or concur in the amendment of any such existing Encumbrance;

or agree or become bound to do any of the foregoing.

(b) *Delivery of Books and Records*

At the Time of Closing the Vendor shall deliver or cause PV Colombia to deliver to the Purchaser all the documents, files, records and other data, financial or otherwise, of PV Colombia which may be in the possession of the Vendor.

(c) *Transfer of Purchased Shares*

The Vendor shall take, and shall cause PV Colombia to take, all necessary steps and proceedings as approved by counsel for the Purchaser to permit the Purchased Share to be duly and validly transferred to the Purchaser and/or its nominees and to have such transfer duly and validly recorded on the books of PV Colombia so that the Purchaser and/or its nominees are entered on the books of PV Colombia as the holder of the Purchased Share and to issue a share certificate to the Purchaser and/or its nominees representing the Purchased Share.

(d) *Resignations of Directors*

The Vendor shall cause the directors of PV Colombia to resign in favour of nominees of the Purchaser, such resignations to be effective at the Time of Closing.

(e) *Releases*

The Vendor shall cause the Release and Indemnification to be executed and delivered to the Purchaser at the Time of Closing.

9. COVENANTS OF THE PURCHASER

9.1 Covenants of the Purchaser

(a) *PV Colombia*

The Purchaser hereby covenants and agrees with the Vendor to cause PV Colombia, from and after the Closing Date:

(i) to retain all books and records and any other documents, information and files of PV Colombia relating to any period ending on or prior to the Closing Date for a period of six years following the Closing Date. So long

17/28

as such books and records and other documents, information and files are retained by PV Colombia pursuant to the provisions hereof, the Vendor shall have the right, for the purpose of filing any Tax Returns as required under this Agreement; and

(ii) to fulfil the obligations of PV Colombia pursuant to indemnities provided or available to past and present directors of PV Colombia pursuant to the provisions of the by-laws of the Vendor and any written indemnity agreements, copies of which were provided to the Purchaser prior to the date hereof, which have been entered into between PV Colombia and its current directors.

(b) *Notice of Material Change*

From the date hereof until the Closing Date, the Purchaser shall promptly notify the Vendor in writing of:

(i) any material change (actual, anticipated, contemplated or, to the knowledge of the Purchaser, threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Purchaser; or

(ii) any change in any representation or warranty given in this Agreement by the Purchaser or in the underlying basis thereof which change is or may be of such a nature as to render any such representation or warranty misleading or untrue in a material respect (or, in the case of representations and warranties that are themselves qualified by a materiality limitation, render any such representation or warranty misleading or untrue).

The Purchaser shall in good faith discuss with the Vendor any change in circumstances (actual, anticipated, contemplated or, to the knowledge of the Purchaser, threatened, financial or otherwise) which is of such a nature that there may be a reasonable question as to whether notice need to be given to the Vendor pursuant to this Section.

(c) *Access to Information*

Upon reasonable notice, the Purchaser will, and will cause its subsidiaries, directors, officers, employees and agents to, afford to the Vendor and to the directors, officers, employees and agents of the Vendor reasonable access to the Purchaser's and its subsidiaries' officers, employees, agents, properties, books, records and contracts, and will furnish the Vendor with all data and information as the Vendor may reasonably request.

(d) *Change of Name*

The Purchaser will, within 30 days of the Closing Date, cause the name of PV Colombia to be changed so as to not include the word "Petro Vista".

18/28

(e) *Acknowledgment of Change of Control*

The Purchaser acknowledges that the purchase and sale of the Purchased Share constitutes a "change of control" under the terms of the La Maye JOA and, as such, it may trigger rights of first refusal in respect of the Purchased Share in favour of parties other than the Purchaser. If such parties are successful in acquiring the Purchased Share, such acquisition will have no impact on the remaining transactions contemplated by this Agreement, including the Escrow Release, and the Guarantee Release and the Holdback Release.

10. PURCHASER'S CONDITIONS OF CLOSING

10.1 Conditions for the Benefit of the Purchaser

The transactions herein contemplated, including the sale and purchase of the Purchased Share in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Purchaser. Each of such conditions is to be fulfilled and/or performed at or prior to the Time of Closing. The Vendor covenants and agrees to use its commercially reasonable efforts to cause each of such conditions to be fulfilled and/or performed at or prior to the Time of Closing.

(a) *Truth of Representations and Warranties of the Vendor*

The representations and warranties of the Vendor contained in this Agreement and in any agreement, certificate, or other document delivered or given pursuant to this Agreement shall be true and correct on the date hereof and at the Time of Closing with the same force and effect as if such representations and warranties had been made on and as of each of such times. The Vendor shall have delivered to the Purchaser at the Time of Closing a certificate of a director of the Vendor to that effect and to the effect that as of the Closing Date each of the conditions set forth in this Article 10 has been complied with. Notwithstanding the foregoing, the receipt of such certificates, and the completion of the transactions herein contemplated shall not constitute a waiver of any of such representations and warranties, each of which shall survive the Closing and remain in full force and effect for the benefit of the Purchaser as provided in Section 7.1.

(b) *Performance of Covenants etc. by the Vendor*

The Vendor shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by them at or prior to the Time of Closing, including, without limitation, the covenants set forth in Article 8.

(c) *Board Approval*

The transactions contemplated in this Agreement will have been approved by the respective board of directors of the Purchaser and the Vendor.

19/28

(d) *Consents, etc.*

Other than government or third party approval to the change of control and / or to the resulting transfer of the Participating Interest, which the Parties agree will not be a condition to Closing, there shall have been obtained from all appropriate Persons such consents, approvals, permits and acknowledgements as may be required in connection with the completion of the transactions herein contemplated.

(e) *No Action Taken Restricting Sale*

No Legal Proceeding shall have been commenced or shall be pending or threatened against the Vendor at law or in equity or before or by any Tribunal which would affect the title of the Vendor to the Purchased Share or would enjoin, restrict or prohibit or would have the effect of preventing the completion of the transactions herein contemplated, or which might adversely affect the ability of the Vendor to enter into this Agreement or to perform their respective obligations hereunder.

(f) *Regulatory Approval*

The approval of the TSX Venture Exchange to the transaction, if required, shall have been received by the Vendor prior to the Time of Closing. In addition, all additional regulatory approval will have been received by the Vendor prior to the Time of Closing.

(g) *Escrow Release*

The Vendor shall, at the Time of Closing, authorize the Escrow Release.

10.2 Non-Fulfilment of Conditions etc. for the Benefit of the Purchaser

In the event that any condition, obligation, covenant or agreement of the Vendor to be fulfilled and/or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this Article 10, shall not be fulfilled and/or performed at or prior to the Time of Closing, the Purchaser may seek such remedies as are available to it at law, provided, however, that any of the said conditions, obligations, covenants or agreements may be waived in whole or in part by the Purchaser, any such waiver to be binding on the Purchaser only if the same is in writing.

11. VENDOR'S CONDITIONS OF CLOSING

11.1 Conditions for the Benefit of the Vendor

The transactions herein contemplated, including the sale and purchase of the Purchased Share in accordance with the terms of this Agreement, are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of the Vendor. Each of such conditions is to be fulfilled and/or performed at or prior to the Time of Closing. The Purchaser covenants and agrees to use its commercially reasonable efforts to cause each of such conditions to be fulfilled and/or performed at or prior to the Time of Closing.

(a) *Truth of Representations and Warranties of the Purchaser*

The representations and warranties of the Purchaser contained in this Agreement and in any agreement, certificate, affidavit, statutory declaration, agreement or other document delivered or given pursuant to this Agreement (including, without limitation, the representations and warranties set forth in Article 6) shall be true and correct on the date hereof and at the Time of Closing with the same force and effect as if such representations and warranties had been made on and as of each of such times. The Purchaser shall deliver to the Vendor at the Time of Closing a certificate of an officer of the Purchaser to that effect and to the effect that as of the Closing Date each of the conditions set forth in this Article 11 has been complied with. Notwithstanding the foregoing, the receipt of such certificates, and the completion of the transactions herein contemplated shall not constitute a waiver of any of such representations and warranties, each of which shall survive the Closing and remain in full force and effect for the benefit of the Vendor as provided in Section 7.2.

(b) *Performance of Covenants etc. by the Purchaser*

The Purchaser shall have performed all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Time of Closing, including, without limitation, the covenants set forth in Article 9.

(c) *Board and Shareholder Approval*

The transactions contemplated in this Agreement will have been approved by the respective board of directors of the Purchaser and the Vendor.

(d) *Regulatory Approval*

The approval of the TSX Venture Exchange, if required, to the transaction contemplated herein shall have been received prior to the Closing Time. In addition, all additional regulatory approval will have been received by the Vendor prior to the Closing Time.

(e) *Delivery of Releases*

The Purchaser shall, at the Time of Closing:

(i) authorize the discharge and release of the PVC Guarantee, effective as at the Time of Closing;

(ii) deliver the Release and Indemnification, in the form attached as Schedule 6; and

(iii) authorize the Holdback Release by wire transfer, on the Closing Date, to the account of PVC.

11.2 Non-Fulfilment of Conditions etc. for the Benefit of the Vendor

In the event that any condition, obligation, covenant or agreement of the Purchaser to be fulfilled and/or performed hereunder at or prior to the Time of Closing, including, without limitation, the conditions set forth in this Article 11, shall not be fulfilled and/or performed at or prior to the Time of Closing, the Vendor may seek such remedies as are available to it at law provided, however, that any of the said conditions, obligations, covenants or agreements may be waived in whole or in part by the Vendor, any such waiver to be binding on the Vendor only if the same is in writing.

12. CLOSING ARRANGEMENTS

12.1 Date, Time and Place of Closing

The Closing shall take place at the Time of Closing on the Closing Date at the offices of McCullough O'Connor Irwin LLP, at Suite #2600 - 1066 West Hastings Street, Vancouver, British Columbia, Canada, or at such other time, on such other date and/or at such other place as may be agreed upon by the parties hereto.

12.2 Closing Arrangements

At the Time of Closing and subject to the fulfilment of all the terms and conditions set forth in this Agreement which have not been waived in writing by the parties hereto, respectively:

(a) *Purchase and Sale of Purchased Share*

The Vendor shall sell to the Purchaser the Purchased Share and the Purchaser shall purchase the Purchased Share from the Vendor and pay and satisfy the Purchase Price, all as hereinafter provided.

(b) *Deed of Share Transfer*

The Vendor and the Purchaser shall instruct a mutually agreed civil law notary (or equivalent in the Barbados) to execute a notarial deed of sale, purchase and transfer pursuant to which the Purchased Share shall be transferred to the Purchaser.

(c) *Payment of Purchase Price and Delivery of Release*

Upon the fulfilment of the foregoing provisions of this Article 12 and subject to all the other terms and conditions contained in this Agreement being complied with and to the transfer of the Purchased Shares into the name of the Purchaser and/or its nominees being duly and validly recorded on the books of PV Colombia, the Purchaser shall:

(i) pay and satisfy the Purchase Price in the manner specified in Article 4;

22/28

(ii) pay the sum of US$75,000 to the Vendor, by wire transfer, on the Closing Date, to the account of PVC, in satisfaction of its obligations to effect the Holdback Release; and

(iii) deliver to the Vendor a fully executed copy of the Release and Indemnification.

(d) *Escrow Release*

Upon the fulfilment of the foregoing provisions of this Article 12 and subject to the other terms and conditions contained in this Agreement being complied with and to the payment of the Purchase Price and the Holdback Release, the Vendor shall authorize the Escrow Release.

12.3 Post-Closing Arrangements

Each of the Purchaser and PV Colombia agree that, immediately following the Time of Closing:

(a) the Purchaser will cause the Notice of Change of Control, substantially in the form attached as Schedule 8, to be delivered to New Horizon; and

(b) the current directors of PV Colombia will resign and the board of directors of PV Colombia will be reconstituted with nominees of the Purchaser.

In the event that New Horizon exercises its right to acquire the Purchased Share or the Participating Interest in accordance with the terms of the La Maye JOA, one-third of any payment or funds received by the Purchaser or by PV Colombia shall immediately be paid and transferred to the Vendor.

13. MISCELLANEOUS

13.1 Brokerage, Commissions, etc.

It is understood and agreed that no broker, agent or other intermediary has acted for the Vendor or the Purchaser in connection with the transactions herein contemplated. The Purchaser agrees to indemnify and save harmless the Vendor from and against any claim for commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or to have acted for the Purchaser in connection with the transactions herein contemplated.

13.2 Further Assurances

Each of the parties hereto upon the request of each of the other parties hereto, whether before or after the Time of Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents,

assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions herein contemplated.

13.3 Announcements

Each of the parties hereto agrees that, except as required by law or by the policies of any regulatory authorities having jurisdiction, no disclosure or public announcement with respect to this Agreement or the transactions herein contemplated shall be made by any party hereto without the prior written consent of each of the other parties hereto, which consent shall not be unreasonably withheld.

13.4 Notices

(a) Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and shall be sufficiently given if delivered personally, mailed or transmitted by fax or other form of recorded communication tested prior to transmission to such party, as follows:

(i) in the case of the Vendor, at:

c/o: Petro Vista Energy Corp.
Suite #800 - 789 West Pender Street
Vancouver, British Columbia V6C 1H2

Attention: Darren Devine, Executive Vice-President
Fascimile: +1 604-648-8105

with a copy to:

McCullough O'Connor Irwin LLP
#2600 – 1066 West Hastings Street
Vancouver, British Columbia
V6E 3X1

Attention: Kevin Hisko
Fascimile: 604-687-7099

(ii) in the case of the Purchaser, at:

DEEP CORE INC.

P.O BOX 77644
San Francisco, California 94107
USA
Attention: Anthony Ives

with a copy to:

Mauricio Alvarado
Macleod Dixon SAS
mauricio.alvarado@macleoddixon.com
Telephone +57 1 746 4666
Fax: +57 1 746 4620
Calle 97A # 9A-50, piso 7
Bogotá D.C., Colombia

(b) Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the day on which it was delivered, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day; if mailed, shall be deemed to have been given and received on the third day after it was mailed, provided that if such day is not a Business Day then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following such day; and if transmitted by fax or other form of recorded communication, shall be deemed to have been given and received on the day of its transmission, provided that if such day is not a Business Day or if it is transmitted or received after the end of normal business hours then the notice, direction or other instrument shall be deemed to have been given and received on the first Business Day next following the day of such transmission.

(c) Any party hereto may change its address for service from time to time by notice given to each of the other parties hereto in accordance with the foregoing provisions.

13.5 Time of the Essence

Time shall be of the essence of this Agreement.

13.6 Costs and Expenses

All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions herein contemplated shall be paid by the party incurring such costs and expenses.

13.7 Applicable Law

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of England. Any disputes or differences which cannot be settled amicably between the Parties shall be settled before a sole arbitrator in accordance with the Arbitration Rules of London Court of International Arbitration in London, England.

25/25

13.8 Entire Agreement

This Agreement, including the Schedules hereto, constitutes the entire agreement between the parties hereto with respect to the transactions herein contemplated and cancels and supersedes any prior understandings, agreements, negotiations and discussions between the parties hereto with respect thereto, except as specifically provided or contemplated in this Agreement or in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the parties hereto other than those expressly set forth in this Agreement or in any such agreement, certificate, affidavit, statutory declaration or other document as aforesaid. This Agreement may not be amended or modified in any respect except by written instrument executed by each of the parties hereto.

13.9 Effect of Closing

Any provision of this Agreement which is capable of being performed after but which has not been performed at or prior to the Time of Closing and all obligations, covenants and agreements contained in this Agreement or in any agreement, certificate or other document delivered or given pursuant to this Agreement, including, without limitation, the indemnities herein provided for, shall remain in full force and effect notwithstanding the Closing, subject to the limitation periods referred to in Sections 7.1 and 7.2.

13.10 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same Agreement.

13.11 Assignment

This Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the other parties hereto; provided however that the Purchaser may assign its rights hereunder to any of its Affiliates provided that no such assignment shall relieve the Purchaser of any liability hereunder prior to the Closing and the Purchaser agrees that in the event of an assignment to an Affiliate, the Purchaser shall be liable and responsible for the performance by such Affiliate of all of the obligations under this Agreement.

13.12 Business Conduct Clause

Each of the parties hereto confirms that neither it nor any of its Affiliates has made, offered, or authorised (and has not agreed to make and does not expect will be made), with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of any government) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage violates (a) the laws of the Barbados or Colombia, (b) the laws of its place of incorporation or its principal

20/26

place of business, or c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries.

13.13 Invalidity Clause

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties. To the extent it is not possible to delete or modify the provision, in whole or in part, under this Section 13.13, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under this Section 13.13, not be affected.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

13.14 Parties in Interest

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, successors including any successor by reason of the amalgamation or merger of any party, administrators and permitted assigns.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

PETRO VISTA ENERGY CORP. by its authorized signatory:

Authorized Signatory
Name: DARREN DEVINE
Title: DIRECTOR

PETRO VISTA ENERGY HOLDINGS (BARBADOS) CORP. ~~by its authorized~~ signatory:

Authorized Signatory
Name: DARREN DEVINE
Title: DIRECTOR

DEEP CORE INC. by its authorized signatory:

Authorized Signatory
Name: Anthony Ives
Title: CFO, COO.

2
28/28

SCHEDULE 1

FINANCIAL STATEMENTS

PETRO VISTA ENERGY COLOMBIA (BARBADOS) CORP.
Non-Consolidated Financial Statements (Note 1)
Statement of Financial Position as at December 31, 2011
Draft - Prepared by Management
in CAD$

	Petro Vista Energy Colombia (Barbados) Corp.	Colombian Branch Office (Note 2)	Elimination Entry	Final	
	CAD$	*CAD$*	*CAD$*	*CAD$*	
ASSETS					
Cash	-	12,629		12,629	
Short term investments	-	74,285		74,285	(Note 3)
Accounts receivable	1			1	
Prepaid expenses & advances	-	985		985	
Investment in PVE Colombia BRANCH OFFICE	3,786,032		(3,786,032)	-	
Investment in Petropuli SAS.	13,701,392			13,701,392	(Note 4)
Due from Petropuli SAS.	813,003	2,141,179		2,954,182	(Note 4)
Exploration Advances (La Maye)	-	921,023		921,023	(Note 5)
Deferred Oil & Gas Costs (La Maye)	-	524,391		524,391	(Note 5)
	18,300,428	3,674,492	(3,786,032)	18,188,888	
LIABILITIES					
Accounts Payable and Accrued Liabilities	-	53,081		53,081	
Equity tax - short term	-	11,834		11,834	(Note 6)
Due to Petro Vista Energy Corp.	17,487,424			17,487,424	
Cash Advance from Deep Core	813,003			813,003	(Note 7)
Equity tax - long term	-	23,667		23,667	(Note 6)
	18,300,427	88,582	-	18,389,009	
EQUITY					
Share Capital	1	3,786,032	(3,786,032)	1	
Accumulated Other Comprehensive Income		60,775		60,775	
Retained Earnings (Deficit)	-	(260,897)	-	(260,897)	
	1	3,585,910	(3,786,032)	(200,121)	
	18,300,428	3,674,492	(3,786,032)	18,188,888	
	-	-	-	-	

PETRO VISTA ENERGY COLOMBIA (BARBADOS) CORP.
Non-Consolidated Financial Statements (Note 1)
Statement of Operations and Deficit for the 3 months ended December 31, 2011
Draft - Prepared by Management
in CAD$

General & Administrative:				
Accounting and audit fees		15,474		15,474
Office and Administration				-
Legal fees		10,835		10,835
Interest and Penalties				-
Equity tax				-
Depreciation of PPE		138		138
Foreign exchange (gain)/loss		53,475		53,475
Interest expense and bank charges		1,195		1,195
Income tax		25,000		25,000
	-	106,117	-	106,117
Deficit - Opening		154,780		154,780
Deficit - Closing	-	260,897	-	260,897
	-	-	-	-

PETRO VISTA ENERGY COLOMBIA (BARBADOS) CORP.
Notes to Non-Consolidated Financial Statements
As at December 31, 2011
Draft - Prepared by Management
In CAD$

Note 1 Basis of Presentation

These non-consolidated financial statements of Petro Vista Energy Colombia (Barbados) Corp. include assets, liabilities, equity and results of operations of the Company and it's Colombian branch office, together referred to as the Company. These financial statements do not include assets, liabilities and results of operations of Petropuli SAS ("Petropuli").

Subsequent to December 31, 2011, on January 31, 2012, the Company sold to Deep Core Inc. ("Deep Core"), all of the issued capital of Petropuli owned by the Company. Petropuli owns a 50% participating interest in the Morichito Block located in the Llanos Basin, Colombia. . Not included in the sale was Petropuli's 25% participating interest in Block SSJN-5 in the Middle Magdalena Basin.

Note 2 Functional and Presentation Currency

These financial statements are presented in Canadian dollars. The functional currency of Petro Vista Energy Colombia (Barbados) Corp is the Canadian dollar, and the functional currency of it's Colombian branch office is the Colombian Peso. Assets, liabilities, equity and results of operations of the Colombian branch office are translated into Canadian dollars as follows: assets and liabilities – at the closing rate as at the balance sheet date, and income and expenses – at the average rate of the period.
All resulting changes are recognized in other comprehensive loss as cumulative translation differences.

Transactions in foreign currencies are translated into the functional currency at exchange rates at the dates of the transactions. Foreign currency differences arising on translation are recognized in profit or loss. Foreign currency monetary assets and liabilities are translated at the functional currency exchange rate at the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using exchange rates as at the dates of the initial transactions.
All gains and losses on translation of these foreign currency transactions are included in the statement of loss.

Note 3 Short-term Investments

Short term investments consist of cash advanced to New Horizon Exploration Inc. ("New Horizon") which has been pledged as a guarantee in connection with the Phase 2 explorations on the La Maye Property.

Note 4 Sale of Petropuli SAS.

Subsequent to December 31, 2011, Petropuli was sold to Deep Core (refer to Note 1).
Proceeds received from the sale of Petropuli will be offset by the book value of investment in Petropuli and amounts Due from Petropuli and a resulting gain/loss on sale of Petropuli will be recorded in the results of operations.

Note 5 Cash Call from New Horizon

New Horizon claims that the Company owes additional amounts for La Maye explorations. The Company's position is that pursuant to a Participation Agreement (as amended) with New Horizon, the Company earns a 25% interest by funding its share of 4 well exploration program pursuant to a turnkey drilling contract with an affiliate of New Horizon. at a fixed cost of C$2,062,500 payable on meeting certain drilling milestones
No provision has been made in these financial statements to reflect liabilities that New Horizon is claiming are owing by the Company.

Note 6 Equity Tax Payable

Equity tax was imposed by Colombian tax authorities in 2011. This liability is payable over a number of years.
Each payment of COP 11,270,573 (approximately $6,000) is due on May 16 and September 16 of each year, until September 16, 2014.

Note 7 Cash Advance from Deep Core

In December 2011, Deep Core advanced to the Company U$800,000.
This cash advance will be treated as proceeds received from the sale of Petropuli, which will be offset by the book value of investment ir and amounts Due from Petropuli and a resulting gain/loss on sale of Petropuli will be recorded in the results of operations.

SCHEDULE 2

SHARE CAPITAL OF PV COLOMBIA

The authorized share capital of PV Colombia consists of an unlimited number of shares of no par value designated as common shares.

SCHEDULE 3

DIRECTORS AND SHAREHOLDERS OF PV COLOMBIA

Directors of PV Colombia:

Darren Devine

Steven J. Benedetti

Shareholder of PV Colombia

Name	**Number of Shares Held**
Petro Vista Energy Holdings (Barbados) Corp.	1

SCHEDULE 4

CALCULATION OF HOLDBACK UNDER PETROPULI SPA

DCX -PETROVISTA RECONCILIATION

ITEM	US$		
PURCHASE PRICE	$1,750,000.00		
less:			
Repayment of Blk 5 loan - principal	-$800,000.00		
Blk 5 loan - interest (5%*30 days)	-$3,333.33		
Employee Severance	-$200,442.00		
McLeod Dixon Fees	-$100,000.00		
SUBTOTAL	$646,224.67		
OTHER ADJUSTMENTS			
Completion of adjustments for liabilities per SPA	-$250,000.00		
Weatherford Settlement	-$339,386.56		
TOTAL REMAINING IN ESCROW	$56,838.11		
Other reimbursements			
Phase 5 Guarantee (T000067)	$50,104.51	Total held in Guarantee	$ 100,209.02
Phase 6 Guarantee (T000151)	$50,000.00	Total held in Guarantee	$100,000.00
Funds in Heirs bank frozen account	$42,847.00	To be released when acct is released	
Sub-Total	$199,789.62		
(Negotiated Adjustment)	-124,789.62		
TOTAL	$75,000.00		

SCHEDULE 5

PRINCIPAL ASSETS AND LIABILITIES OF PV COLOMBIA

Assets

- 25% Participating Interest in the La Maye Contract
- C$74,000 held by ANH as security for obligations under the La Maye Contract
- ~C$921,000 paid to New Horizon as prepaid exploration advances
- ~C$524,000 paid to New Horizon for exploration costs

Liabilities

- ~C$17,487,000 owing to PVC as inter-company loans
- ~C$37,500 Equity Tax owing to Colombian tax authorities
- ~C$53,000 trade payables

SCHEDULE 6

FORM OF RELEASE AND INDEMNIFICATION
(the "Release and Indemnification")

TO: Petro Vista Energy Corp. ("**PVC**")

RE: Share Purchase Agreement (the "**Agreement**") made as of the 4th day of May, 2012 among PVC, Petro Vista Energy Holdings (Barbados) Corp. (the "**Vendor**") and Deep Core Inc. (the "**Purchaser**") relating to the sale and transfer by the Vendor to the Purchaser of the sole issued and outstanding share (the "**Purchased Share**") of Petro Vista Energy Colombia (Barbados) Corp. ("**PV Colombia**")

WHEREAS:

A. Defined terms used this Release and Indemnification and not otherwise defined shall have the meaning attributed to those terms in the Agreement.

B. The Purchaser and the Vendor have entered into the Agreement to define the terms and conditions under which the Vendor will sell and transfer the Purchased Share to the Purchaser.

C. PVC, as the parent of the Vendor, entered into the Agreement for the purposes of providing additional consideration to the Vendor, specifically, to cause PV Colombia to release to the Purchaser the Escrowed Funds.

D. As additional consideration to the Vendor for the sale and transfer of the Purchased Share and for the agreement to release the Escrowed Funds, the Purchaser has agreed to:

   a. release PVC from any and all past, present and future obligations of PVC that have arisen, or that may in the future arise, under the terms of the Petropuli SPA and Amendment (defined below); and

   b. release PVC from its obligations pursuant to the PVC Guarantee.

NOW THEREFORE, IN CONSIDERATION of the transfer of the Purchased Share and the agreement to release the Escrowed Funds, (the sufficiency of which consideration is hereby acknowledged by the Vendor), the Vendor does hereby:

1. REMISE, RELEASE AND FOREVER DISCHARGE PVC, PV Columbia and their affiliates and their respective shareholders, directors, officers, employees, servants, agents and assigns, from any and all manner of action, causes of actions, suits, debts, dues, sums of money, accounts, covenants, contracts, undertakings, claims, loss, expenses and damages, of every nature and kind whatsoever, at law or in equity, which it ever had, or now has, which it hereafter can, shall or may have, or which may arise or crystalize in the future, whether or not now known to the Vendor, by reason of any matter, thing or cause whatsoever existing, and in particular, without limiting the generality of the foregoing, any claim arising pursuant to:

    a. the Petropuli SPA, including the first amendment (the "**First Amending Agreement**") to the Petropuli SPA made December 16, 2011, the second amendment (the "**Second Amending Agreement**") to the Petropuli SPA, made January 20, 2012 and the third amendment (the "**Third Amending Agreement**") to the Petropuli SPA, made January 27, 2012. The Petropuli SPA, the First Amending Agreement, the Second Amending Agreement and the Third Amending Agreement are hereinafter collectively referred to as the "**Petropuli SPA and Amendments**";

    b. any of the representations and warranties made by PV Columbia or by PVC as guarantor under the Petropuli SPA and Amendments;

    c. any of the indemnifications provided by PV Columbia or by PVC as guarantor under the Petropuli SPA and Amendments;

    d. any acknowledgment of joint and several liability made by PVC as guarantor under the Petropuli SPA and Amendments; and

    e. any obligations, liabilities or indemnifications provided by PV Columbia or by PVC as guarantor, in respect of Block SSJN-5 and the Block SSJN-5 Assignment

Liabilities, as that term is defined in the Second Amending Agreement, arising pursuant to the Second Amending Agreement, including any obligations, liabilities or indemnifications arising directly or indirectly pursuant to the Block SSJN-5 E + P Contract and the Block SSJN-5 JOA (together, the "**Block SSJN-5 Agreements**"), regardless of whether the interests of Petropuli S.A.S. in the Block SSJN-5 Agreements are assigned to the Vendor.

2. AGREE TO INDEMNIFY and save harmless PVC, its affiliates and their respective shareholders, directors, officers, employees, servants, agents and assigns (in this paragraph, an "**Indemnified Party**") from and against all liabilities, charges and expenses of whatever nature or kind, including damages, judgments, awards, fines, penalties and amounts paid in settlement of any legal proceeding or threatened or potential legal proceeding, suffered, sustained or incurred by or imposed upon the Indemnified Party or which the Indemnified Party is required to pay, resulting from or in connection with the Block SSJN-5 Agreements, the La Maye Contract, the La Maye JOA or the transactions contemplated by or arising from those documents and agreements.

AND IT IS HEREBY ACKNOWLEDGED AND CONFIRMED that there are no further or continuing obligations of any kind of each party to the others under the Petropuli SPA and Amendments.

AND IT IS HEREBY ACKNOWLEDGED AND CONFIRMED that the Vendor has read this document and fully understands the terms thereof and that it voluntarily accepts the consideration described herein, including the agreement for the sale and transfer of the Purchased Share and the agreement to release the Escrowed Funds for the purpose of making a full and final compromise and settlement of all claims or future claims against PV Columbia and PVC, their affiliates and their respective shareholders, directors, officers, employees, servants, agents and assigns, which it now has, or at any time hereafter may have, out of the above mentioned matters.

AND IT IS AGREED that this Release and Indemnification contains the entire agreement between the parties hereto and the terms of this Release and Indemnification are contractual and not a mere recital.

In witness whereof, Vendor has hereunto set its hands and seal this 4th day of May, 2012.

Deep Core Inc.

per:

Authorized Signatory

Anthony J. Ivor

CFO, COO

SCHEDULE 7

BANKING INFORMATION

Helm Bank
Bogota, Colombia
Account # 005-42667-1

SCHEDULE 8

FORM OF NOTICE OF CHANGE OF CONTROL
(the "Notice")

TO: New Horizon Exploration, Inc. ("**New Horizon**")

RE: Joint Operating Agreement (the "**JOA**") for the La Maye Contract made the 7th day of July, 2008 between New Horizon and Petro Vista Energy Colombia (Barbados) Corp. ("**PV Colombia**")

DATE: May ♦, 2012

Defined terms used in this Notice and not otherwise defined shall have the meaning attributed to those terms in the JOA.

Pursuant to Section 12.3 of the JOA, this Notice serves as notice to you of a Change of Control of PV Colombia. The Change of Control became effective on May 4th, 2012 pursuant to a share purchase agreement under which Deep Core Inc. (the "**Purchaser**") acquired the sole issued and outstanding share (the "**Purchased Share**") of PV Colombia from Petro Vista Energy Holdings (Barbados) Corp. (the "**Vendor**").

In accordance with the provisions of Section 12.3 of the JOA, we advise as follows:

1. As required by Section 12.3 (B), we confirm that subsequent to the Change of Control PV Colombia will continue to have the financial capability to satisfy its payment obligations under the Contract and under the JOA.

2. The relevant terms and conditions of the Change of Control, insofar as they relate to PV Colombia's Participating Interest in the Contract, are as follows:

    (a) the Participating Interest is the principle asset of PV Colombia. Accordingly, the consideration paid by the Purchaser for the Purchased Share is a reasonable approximation of the Cash Value of PV Colombia's Participating Interest;

    (b) the consideration paid by the Purchaser for the Purchased Share had an approximate value of US$5,000,000. The consideration was comprised of cash, including the release, to the Vendor, of escrowed funds being held by the Purchaser pursuant to an unrelated transaction, and the forgiveness, by the Purchaser, of certain liabilities and obligations of the Vendor and of Petro Vista Energy Corp., the parent corporation of the Vendor.

3. Accordingly, the Cash Value that has been attributed to the Participating Interest is US$5,000,000.

4. Pursuant to 12.3 (c) (1) of the JOA, you have 30 days from the date of this Notice, or until June ♦, 2012, to provide a counter notification, advising that you agree to acquire PV Colombia's Participating Interest for US5,000,000, being the amount that is equal to the Cash Value.

5. Any notice or counter notification required or permitted to be given to PV Colombia shall be in writing and shall be sufficiently given if delivered personally, mailed or transmitted by fax or email, as follows:

Petro Vista Energy Colombia (Barbados) Corp.
c/o DEEP CORE INC.
P.O BOX 77644
San Francisco, California
94107 USA
Attention: Anthony Ives
Fascimile: +1- 415- 908- 3800
Email: luckyp49@yahoo.com

Petro Vista Energy Colombia (Barbados) Corp.

Per: ______________________
Authorized Signatory
Anthony J. Ives, CFO, COO